Exhibit 10.4

ASANTE SOLUTIONS, INC.

352 East Java Drive

Sunnyvale, CA 94089

March 28, 2012

David Thrower

[address]

Dear David:

Asante Solutions, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be Chief Executive Officer, and you will report to the Company’s Board of Directors (the “Board”). This is a full-time position. While you render services to the Company, you will not engage in any other significant employment, consulting or other business activity (whether full-time or part-time) other than current commitments and investments that you have made that will not materially impact your ability to perform your duties, without the express, prior written approval of the Board, which shall not be unreasonably withheld. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. In addition, yon will be nominated for election to the Board, with the intention that you would serve as a director for as long as you are serving as the Company’s Chief Executive Officer, subject to the terms and conditions of the Company’s bylaws and related Board documentation.

2. Cash Compensation. Your initial cash compensation from the Company will be as described in this Section 2. The Board agrees to review your cash compensation for adjustment after you complete two years of employment with the Company.

(a) Base Salary. The Company will pay yon a starting salary at the rate of $320,000.00 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

(b) Incentive Bonus. In addition, you will be eligible to participate in the Company’s Board-approved incentive bonus plan for each fiscal year of the Company. The bonus (if any) will be (i) awarded based on objective or subjective criteria mutually established and agreed upon by you and the Board within thirty days of the start of each fiscal year (and, with respect to the fiscal year in which your employment commences, within 60 days following

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such commencement date) and (ii) payable within 60 days after the end of the applicable fiscal year. The determinations of the Board with respect to your bonus will be made in good faith and will be final and binding.

(c) Management “Carve Out” Bonus Pool. You will be eligible to participate in a management “carve out” bonus pool, subject to Board approval and payable upon Change in Control assuming that you are still an employee of the Company at the time of Change in Control or were an employee within 120 days of a Change in Control. Your target participation level in the “Carve Out” bonus pool shall be 40%.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in all Company-sponsored benefits currently and hereafter maintained by the Company for the benefit of the Company’s senior executives. You will be entitled to take paid time off work for vacation pursuant to the Company’s standard policy.

4. Stock Options. Promptly following the date you commence employment with the Company and subject to the approval of the Board, you will be granted an option to purchase those number of shares of the Company’s Common Stock (the “Option”) in the form of non-qualified options, which are equal to 4.5% of the Company’s Common Stock outstanding on a fully diluted and as converted to Common Stock basis, including all warrants, options and options reserved for future issuance. The number of options will be increased after each closing of the Company’s newly issued Series C Preferred Stock so as to maintain the same 4.5% on a fully diluted basis until the completion of the Series C financing (the “Top-Up Grants”). The Option will replace and supercede the options promised in the offer letter dated November 28, 2011 in connection with your service as Interim CEO. The exercise price per share of the Option and the Top-Up Grants, if any, will be equal to the fair market value of the Company’s Common Stock on each date of grant, as determined by the Board when the Option and the Top-Up Grants, if any, are granted. The Option and the Top-Up Grants, if any, will be subject to the terms and conditions applicable to options granted under the Company’s 2006 Stock Plan (the “Plan”) and in the applicable Stock Option Agreement. You will vest in 25% of the shares subject to the Option after 12 months of continuous service following the day on which you assumed the responsibility of Interim CEO, October 31, 2011, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement. In addition, you will vest in 50% of the then-unvested shares subject to the Option if the Company is subject to a Change in Control (as defined below) before your service with the Company terminates. Further, you will vest in the remaining 50% of the unvested shares subject to the Option on the earlier to occur of (i) six (6) months after the Change in Control or (ii) if you are subject to an Involuntary Termination (as defined below) within 6 months after such Change in Control, the date of such Involuntary Termination. Notwithstanding the foregoing, in the event of a Change in Control in which a buyer does not assume or substitute the Option with equivalent value and equivalent or accelerated vesting, the proceeds attributable to the portion of the Option that does not become vested and exercisable at the time of the Change in Control shall be calculated as of the date of such Change in Control and paid to you at the earlier of six months after the Change in Control or your Involuntary Termination within six months after such Change in Control.

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5. Severance Benefits.

(a) General. If the Company, or its successors in interest, in the event of a Change in Control as defined below, terminates your employment for any reason other than Cause (as defined below) or Permanent Disability (as defined below) or you terminate your employment for Good Reason (as defined below) and, in either event, a Separation (as defined below) occurs, then you will be entitled to the benefits described in this Section 5. However, this Section 5 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Board of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release will be in the form provided by the Company and it must become effective on or prior to the 60th day following your Separation (the “Effective Deadline”). If the release does not become effective by the Effective Deadline, then you will not be entitled to the benefits described in this Section 5.

(b) Cash Severance. If the Company terminates your employment for any reason other than Cause or Permanent Disability or you terminate your employment for Good Reason and, in either event, a Separation occurs, then the Company will upon such Separation pay you a lump sum amount equal to six months of your base salary at the time of such Separation. If the Separation occurs within twelve months following a Change in Control, then the Company will upon such Separation pay you a lump sum amount equal to twelve months of your base salary at the time of such Separation.

6. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, a copy of which is attached hereto as Exhibit A.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause, subject to your potential right to receive the severance benefits set forth in Section 5. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Board.

8. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment under Section 5(b) is

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hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 5(b), to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your Separation and (ii) the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the salary continuation payments commence. It is the intent of this agreement to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided under this agreement will be subject to the additional tax imposed thereunder, and any ambiguities in this agreement will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to actual payment to you.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.

9. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Jose, California in connection with any Dispute or any claim related to any Dispute.

10. Definitions. The following terms have the meaning set form below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules which failure causes material harm to the Company, provided that, if such failure is susceptible to being cured, the Company has given you written notice of such failure and you have been granted a fourteen (14) day opportunity to cure any such failure (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Board, provided that, if such failure is susceptible to

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being cured, the Company has given you written notice of such failure and you have been granted a fourteen (14) day opportunity to cure any such failure, or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity or (b) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation. For the avoidance of doubt, a financing after which the new financial investors own a majority of the Company shall not constitute a “Change in Control” under this letter agreement.

“Good Reason” means that you resign within 60 days after one of the following conditions has come into existence without your express written consent:

(a) A reduction in your base salary by more than 10%, other than in connection with a general, similar or greater decrease in the compensation of all similarly situated employees. If such a 10% reduction is made in the event of a Change in Control, Good Reason shall still apply;

(b) A change in your position with the Company that materially reduces your level of authority or responsibility; provided, however, that following a Change in Control neither: (1) a change of title alone; nor (2) changes in the reporting structure which do not materially reduce your duties relative to the Company’s operations prior to the Change in Control and that are a result of the integration of the Company into the acquirer’s organization shall constitute such a material reduction;

(c) A relocation of your principal workplace that is more than 50 miles from Sunnyvale, California; or

(d) A material breach by the Company of any material obligations of the Company under this Agreement.

“Involuntary Termination” means a Separation resulting from either (a) your involuntary discharge by the Company for reasons other than Cause or (b) your voluntary resignation for Good Reason. Terms of any such voluntary resignation may include the extension of your services with the Company during a transition period as mutually agreed upon between you and the Company. Any such continuation of services to the Company during a transition period following an Involuntary Termination shall not reduce the severance benefits set forth in Section 5 of this Agreement.

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“Permanent Disability” means that you are unable to perform the essential functions of your position, even with reasonable accommodation, for a period of at least 120 days within a 12 month period because of a physical or mental impairment.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of Code.

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You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on April 6 2012. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting full-time work with the Company on or before April 9.

We’re very excited about the prospect of your joining the Company and we look forward to working with you. If you have any questions on this letter or any other matter, please do not hesitate to contact me.

Sincerely,

ASANTE SOLUTIONS, INC.

By:	/s/ Peter McNerney
Peter McNerney
Chairman of the Board

I have read and accept this employment offer:

/s/ David Thrower
Signature of David Thrower

Dated:	4/5/12

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